Exhibit 10.11

— 1551 Eastlake Ave E, Ste 200 Seattle, WA 98102	206.659.0067 adaptivebiotech.com

April 22, 2019

Lance Baldo, MD

[address]

Re:    Executive Severance Agreement

Dear Lance:

This letter agreement (this “Agreement”) confirms the terms of your severance rights in connection with your employment with Adaptive Biotechnologies Corporation, a Washington corporation (the “Company”), and supplements that certain letter agreement regarding your employment with the Company dated on or about the date hereof (the “Employment Offer”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Employment Offer.

1.    Severance

As further detailed in your Employment Offer, your employment with the Company is “at will”; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.

If (i) you are terminated by the Company for a reason other than for Cause (as defined below), death, or your disability or (ii) you resign for Good Reason (as defined below) (either of (i) or (ii), an “Involuntary Termination”), then, if you execute a full release of claims in the form of the release attached as Exhibit A (the “Release”) and such Release becomes effective and irrevocable within sixty (60) days of the effective date of such termination, the Company will pay you a lump sum payment equivalent to (a) if such Involuntary Termination occurs after your Start Date but before the twelve (12) month anniversary of your Start Date, twelve (12) months of your base salary, (b) if such Involuntary Termination occurs on or after the twelve (12) month anniversary of your Start Date but before the twenty-four (24) month anniversary of your Start Date, six (6) months of your base salary, and (c) if such Involuntary Termination occurs on or after the twenty-four (24) month anniversary of your Start Date, three (3) months of your base salary (in each case, with such payment to be calculated based on the base salary rate then in effect as of your termination date or, if your termination is due to a Good Reason resignation, the greater of the base salary rate then in effect on your termination date or the date immediately prior to the event constituting Good Reason) (the “Severance Payment”), payable on the first payroll period after the sixty (60)-day anniversary of your termination date, subject to your continued compliance with the obligations set forth in the Release and the Employee Confidentiality Agreement.

Furthermore, in the event of an Involuntary Termination other than within the three-month period prior to or the twelve-month period following a Change in Control (as defined in the Company’s 2009 Equity Incentive Plan, as amended), then 25% of any unvested shares under that certain stock option grant contemplated in your Employment Offer shall immediately vest and become exercisable as of the date of such Involuntary Termination and the post termination exercise period for all vested shares under such option grant (including those accelerated pursuant hereto) shall be automatically extended to two years from the date of such Involuntary Termination.

For purposes of this Agreement, “Cause” shall have the following meaning:

“Cause” means: (i) your theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (ii) your material failure to abide by the Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality

Executive Severance Agreement

April 22, 2019

and reasonable workplace conduct), provided that you are given written notice of the alleged failure and a 30 day period to cure provided cure is possible; (iii) your intentional and unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, your improper use or disclosure of the Company’s confidential or proprietary information); (iv) any intentional act by you which has a material detrimental effect on the Company’s reputation or business; (v) your repeated failure or inability to perform any reasonable assigned material duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by you of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between you and the Company, provided you receive written notice of the alleged breach and which breach is not cured pursuant to the terms of such agreement; or (vii) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with the Company.

For purposes of this Agreement “Good Reason” means, without your written consent, (a) the material diminution of your title or of any of your material duties or responsibilities, (b) a reduction in your base salary, other than in connection with a simultaneous and proportionate reduction in the base salary of all other executive officers of the Company that does not exceed 10% of each such executive officer’s base salary and (c) you are required to move more than 35 miles from your current residence, except, however if the San Francisco office is closed and you are required to move to Seattle; provided, however, that for “Good Reason” to be established, you must provide written notice to the Company’s general counsel within thirty (30) days immediately following the relevant event described in (a) or (b) above, the Company must fail to remedy such event within thirty (30) days after receipt of such notice, and your resignation must be effective no later than fourteen (14) days after the expiration of such cure period.

In the event there is any conflict between the terms defined in this Severance Agreement and any other documents you receive from the Company (including the Company’s Equity Incentive Plan, Stock Agreement or Offer Letter), the defined terms in this Agreement control.

To the extent that payments and benefits in this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Agreement is intended to comply with and will be interpreted in a manner intended to comply with Section 409A of the Code. To the extent that any provision in this offer is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409(a)(1)(B) of the Code. Notwithstanding anything herein to the contrary, if at the time of your separation from service from the Company you designated as a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the expiration of the six-month period measured from the date of your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). On the first day of the seventh month following the date of your separation from service, or if earlier, the date of your death, all payments delayed pursuant to this paragraph (whether they would have otherwise been paid or reimbursed to you in a single sum or in installments) shall be paid or reimbursed to you in a single sum and any remaining payments and benefits due to you shall be paid or provided in accordance with the normal dates specified for them in this Agreement or in another agreement between you and the Company. In addition, if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code as determined jointly by you and the Company, such payments or other

Executive Severance Agreement

April 22, 2019

benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement or otherwise constitute “deferred compensation” under Section 409A of the Code as determined jointly by you and the Company, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement or otherwise shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References herein to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Code Section 409A. The Company shall consult with you in good faith regarding the implementation of the provisions of this paragraph. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement.

2.    Arbitration

In the event of any dispute or claim solely related to or arising out of the termination of your employment with the Company for any reason (including, but not limited to, any claims for breach of contract, wrongful termination, or age, sex, race, national origin, disability or other discrimination or harassment), you agree that all such disputes will be fully, finally and exclusively resolved by binding arbitration conducted by Judicial Dispute Resolution, LLC (or a similar entity if acceptable to the Company) in San Francisco County, pursuant to the Federal Arbitration Act. You and the Company hereby waive your respective rights to have any such disputes or claims tried by a judge or jury. This section will not apply to any claims for injunctive relief by the Company or you, any claims by the Company or you arising out of or related to proprietary and intellectual property rights, claims pursuant to the National Labor Relations Act, claims under the California Private Attorney General Act, claims under federal discrimination laws, workers compensation claim(s), unemployment compensation benefits claim(s), or any other claims that, as a matter of law, the parties cannot agree to arbitrate.

3.    Additional Terms

This Agreement, the Employment Offer, the Employee Confidentiality Agreement, the CoC Agreement and the stock option agreements referred to in your Employment Offer constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, are the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersede and replace any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral,.

This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and (except for changes reserved to the Company’s discretion herein) cannot be modified or amended except in a writing signed by you and a duly authorized Company representative. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

[Signature page follows.]

Executive Severance Agreement

April 22, 2019

Please sign and date this Agreement on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

/s/ Chad Robins
Chad Robins
Chief Executive Officer

I agree to and accept the terms and conditions set forth in this Agreement.

/s/ Lance Baldo, MD
Lance Baldo, MD

Date:	April 22, 2019

Exhibit A

Release

[Separately attached.]